Exhbit 99.1

                 [CBL & ASSOCIATES PROPERTIES, INC. LETTERHEAD]


                CBL & ASSOCIATES PROPERTIES CLOSES SALE OF JOINT
                  VENTURE INTEREST AND MANAGEMENT AND ADVISORY
                         CONTRACTS WITH GALILEO AMERICA


Contact:   Katie Knight
           Director, Investor Relations
           (423) 855-0001



CHATTANOOGA, Tenn. (August 10, 2005) - CBL & Associates Properties, Inc. (NYSE:
CBL) today announced that it has closed the previously announced transactions involving the sale of its 8.4% equity interest in and management and advisory contracts with Galileo America, LLC ("Galileo"), a joint venture between CBL and Galileo America Inc. CBL's management and advisory contracts with Galileo have been purchased by New Plan Excel Realty Trust, Inc. (NYSE: NXL), a shopping center REIT. Galileo has purchased CBL's equity interest in the joint venture.

     Concurrent with the transaction, CBL has received in exchange for its equity interest from Galileo full ownership of Springdale Center in Mobile, AL, and Wilkes-Barre Township Marketplace in Wilkes - Barre Township, PA. New Plan has assumed management and leasing of these two properties.

     CBL & Associates Properties, Inc. is the fourth largest mall REIT in North America and the largest owner of malls and shopping centers in the Southeast, ranked by GLA. CBL owns, holds interests in or manages 122 properties, including 72 enclosed regional malls. The properties are located in 24 states and total
67.4 million square feet including 2.0 million square feet of non-owned shopping centers managed for third parties. CBL currently has eight projects under construction totaling approximately 1.5 million square feet. The projects include two open-air shopping centers located in Ft. Myers, FL, and Memphis (Southaven, MS), TN, three community centers and three expansions. In addition to its office in Chattanooga, TN, CBL has a regional office in Boston (Waltham), MA. Additional information can be found at cblproperties.com.



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